SUPPLEMENTAL EMPLOYMENT AGREEMENT

This Supplemental Employment Agreement ("Agreement") is made as this 12 of August, 2016 by and between Providence and Worcester Railroad Company ("P&W") and Charles D. Rennick ("Executive").

WHEREAS, Executive is the Secretary and General Counsel of the P&W; and

WHEREAS, P&W is a Railroad Retirement Act Taxpayer; and

WHEREAS, P&W wishes to retain Executive for future services for P&W should his employment as Secretary and General Counsel be terminated on or before May 31, 2017; and

WHEREAS, Executive has agreed to be retained subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, P&W and Executive hereby agree as follows:

1.
Employment. Executive agrees that if his employment as Secretary and General Counsel of P&W is terminated on or before May 31, 2017 (the "Contract Termination Date"), Executive agrees to provide such reasonable services as may be requested of him, from time to time, by the President and/or General Counsel of P&W subject to the terms and conditions hereof.

2.	Duties. Executive will have no regular duties, except as may be specifically requested.

3.
Employment Term. The term of this Agreement shall begin on the first business day following the termination of Executive's employment as Secretary and General Counsel (the "Start Date") and shall continue thereafter until the earlier of (a) the date on which Executive becomes employed by an entity which is a RR Retirement Taxpayer, or (b) the Contract Termination Date.

4.	Compensation and Benefits.

a.
Salary. In consideration of Executive's agreement to provide services as may be requested from time to time, P&W will pay Executive the sum of Two Hundred Dollars ($200) per calendar month, subject to appropriate withholding, including withholding for Railroad Retirement benefits, such salary to be paid to Executive in periodic installments determined by P&W. Executive agrees to provide one (1) day per month of service, which shall be the first business day of each calendar month unless the parties otherwise agree. Should specific services or duties be requested by P&W from time to time in excess of one (1) day per month, the parties hereto shall negotiate and determine the terms of compensation therefor in advance of such services being rendered.

b.
Benefits. Executive will not receive any employment benefits of any type or nature, including, without limitation, vacation pay, sick pay, health benefits, participation in any 401(k), profit sharing or bonus plan.

5.
Termination of Employment. This Agreement may be terminated by P&W upon (A) the Executive's death or (B) for "Cause" (defined as (i) a material breach by the Executive of his obligations under this Agreement (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interest of the Railroad and which is not remedied in a reasonable period of time after receipt of notice from the P&W specifying such breach; (ii) the conviction of the Executive for fraud, embezzlement, theft or other act constituting a felony, including a plea of guilty or nolo contendere plea; (iii)insubordination or the willful engaging by the Executive in gross misconduct or the willful violation of P&W policy which results in material and demonstrable injury to the P&W; or (iv) a material act of dishonesty or breach of trust on the part of the Executive resulting or intending to result directly or indirectly in material gain or enrichment at the expense of the P&W.

6.
Confidential Information. To the extent that Executive receives any confidential information of P&W, no such information will at any time be disclosed by Executive to others and such information shall not be used, copied or permitted to be copied or used except as specifically directed by P&W.

7.
Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Worcester, Massachusetts by an arbitrator selected by P&W from a panel of arbitrators maintained by the American Arbitration Association. Judgment upon any award may be entered in any court of competent jurisdiction.

8.	Assignment. This Agreement is binding upon, and inures to the benefit of, the parties and their respective successors and assigns.

9.	Governing Law. This is a Massachusetts contract and shall be construed and governed in all respects by the laws of the Commonwealth of Massachusetts.

10.
Other Agreements. This Agreement shall have no effect upon and shall not impair the enforceability of any compensation or benefit arrangements or agreements by and between the parties hereto including, but not limited to, that certain (i) Senior Executive Change In Control Severance Agreement by and between P&W and Executive dated May 11, 2015, (ii) Restricted Stock Unit Award Agreement by and between P&W and Executive dated January 18, 2016, and (iii) Non-Qualified Stock Option Agreement by and between P&W and Executive dated January 18, 2016 ("Compensatory Agreements"). For the purposes of clarity and the avoidance of doubt, Executive and P&W agree that upon termination of Executive's employment as Secretary and General Counsel of P&W, Executive shall be entitled to receive all of the payments set forth at the times therein provided pursuant to said Compensatory Agreements.

11.	Modifications. This Agreement may not be modified or amended except by a writing signed by all the parties hereto.

12.
Notice. Any notice or other communication provided for by this Agreement shall be sufficient if in writing and mailed by regular mail, postage prepaid, to the addressee at the last address known to sender. In the case of P&W, such notice shall be in writing and shall be given to the President and General Counsel.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by P&W and by Executive, as of the date first above written.

PROVIDENCE AND WORCESTER RAILROAD
COMPANY

By: /s/ P. Scott Conti
P. Scott Conti
President and Chief Operating Officer

EXECUTIVE

/s/ Charles D. Rennick
Charles D. Rennick